Exhibit 10.36

SELF-FINANCING PROMISSORY NOTE

$8,000,000.00	Issue Date: August 31, 2022

FOR VALUE RECEIVED, Endexx Corporation, a Nevada corporation with an address of 38246 North Hazelwood Circle Cave Creek, Arizona 85331 (the “Maker”), hereby promises to pay to Hyla UK Holdco Limited, a United Kingdom limited company with an address of 60 Cannon Street, London, EC4N 6NP, England (the “Holder”), or at such other place as the Holder may from time to time designate in writing to the Maker, the principal sum of up to Eight Million and 00/100 Dollars (US$8,000,000.00) (the “Principal”). Principal and interest (as defined in Section 2, below) shall be payable in lawful money of the United States as hereinafter provided.

Maker Covenants and Agrees with the Holder as follows:

1. The Maker will pay the indebtedness (the “Indebtedness”) evidenced by this Self-financing Promissory Note (the “Note”) as provided herein. This Note or any portion thereof may be prepaid in whole or in part at any time or from time to time without premium or penalty.

2. As of the Issue Date and based upon certain representations made to the Maker by the Holder in connection with the transactions pursuant to which this Note is being sold and issued, the Maker expects that the Principal shall be paid to the Holder in full during a period known as “Mid-term.”1 Accordingly, interest on the unpaid Principal (the “Interest”) shall accrue on the unpaid Principal at the Applicable Federal Rate as of the Issue Date: three and 15/100ths percent (3.15%) per annum, compounded annually. Absent the occurrence and continuation of an Event of Default (as that term is defined in Section 4, below) hereinafter defined), the Maker shall tender to the Holder a payment of Principal and Interest accrued thereon (each, a “Payment”) on a calendar quarterly basis, in arrears, commencing on the fifteenth (15th) calendar day of the month following the end of each relevant calendar quarter (i.e., March 31, June 30, September 30, and December 31). By way of example, the Maker shall tender a Payment to the Holder on October 15, 2022, in respect of the calendar quarter ended on September 30, 2022. The amount of each Payment shall be paid in cash in amounts to be calculated in accordance with the formula, the static version of which is attached hereto as Attachment “Section 2”, and the dynamic version of which has been provided by the Maker to the Holder, which payments are related to the quarterly gross revenues and cost of goods sold (gross profit margin) generated by the operations of Hyla US Holdco Limited (“Hyla”) during such calendar quarter. At the option of the Seller, each of the Payments may be made in whole or in part in cash or through the sale and issuance of restricted shares of common stock (the “Payment Stock”) of the Maker. The shares of Payment Stock shall be issued at the volume-weighted average price (“VWAP”) of the shares of Endexx’s common stock as of the last business day of the relevant calendar quarter. If the Holder want the Payment to be made in shares of Payment Stock, then, not later than the tenth (10th) calendar day of the month following the end of the relevant calendar, the Holder shall send a written notice therefor (the “Payment Stock Issuance Notice”) to the Maker. Notwithstanding anything to the contrary contained herein, no shares of Payment Stock shall be issued in excess of the Beneficial Ownership Limitation.2 Further, by sending the Payment Stock Issuance Notice to the Maker, the Holder acknowledge that (i) each of the Holder is an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D, as promulgated by the Securities and Exchange Commission, (ii) the issuance of the shares of Payment Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under the “blue sky” laws of any state, (iii) the resale of the shares of Payment Stock will not be registered under the Securities Act or qualified under the “blue sky” laws of any state and must be held indefinitely unless an exemption from such registration is available, and (iv) during the 12-month period from and after the sale and issuance of any shares of Payment Stock, any resale thereof shall not be in an amount that exceeds five percent of the daily trading volume of Endexx’s Common Stock during any trading day, as reported by the OTC Markets Group Inc.

3. If, as of the Maturity Date, but absent any then-current Event of Default that has not been cured, payment in full of the Indebtedness has not been made by the Maker to the Holders, then, notwithstanding the Payment schedule set forth in this Note, the Holders shall promptly forgive in full any such then-outstanding Indebtedness.

[1]	The Mid-term is a period that is more than three years and less than nine years for maturity of this Note (the “Maturity Date”), which definition is in accordance with the Internal Revenue Code of 1986, as amended.
[2]	The Beneficial Ownership Limitation shall be 4.99% of the number of shares of common stock of Endexx outstanding immediately after giving effect to the issuance of the shares of Payment Stock.

Endexx and Hyla Self financing Note.3	1

4. Upon the occurrence and during the continuance of a default upon Maker’s obligations to make Payments of the Principal and Interest of this Note, when and as of the time the same shall become due and payable (an “Event of Default”), any Indebtedness then due and owing to the Holder pursuant to this Note shall bear Interest at the rate of six and 30/100ths percent (6.3%) per annum from and after the date of such Event of Default until the date upon which such Event of Default is cured or the Indebtedness in paid in full, which even occurs first.

5. Upon the occurrence and during the continuance of an Event of Default, the Holder shall have the right, upon five (5) days’ written notice to the Maker and without further demand or notice, to pursue the payment and collection of such due and payable amounts. For clarity, upon an Event of Default, or otherwise, the Holder may not accelerate any unpaid Principal balance or accrued and unpaid Interest and any action by the Holder against the Maker for non-payment of any of the Maker’s obligations hereunder shall only include such past-due periodic Payments for Principal and Interest and shall not include any request or demand for payment of Principal or Interest that, as of five (5) days subsequent to the Event of Default, had not yet become due and payable hereunder.

6. Notwithstanding any rights that an obligee may have generally against an obligor in connection with the obligee’s exercise of any and all of its rights in respect of an obligor’s breach or default under a promissory obligation to an obligee (whether such rights are available before or after any judgment is obtained by the obligee against the obligor), the Holder specifically waive any and all of such rights and covenants such that, at no time, will the Holder levy against (i) any equity owned by the Maker in Hyla (or any successor entity thereto) or (ii) any direct or indirect assets of Hyla.

7. Neither the failure of the Holder to exercise its right to accelerate this Note when such right shall become available, nor any delay or omission on the part of the Holder in exercising any other right hereunder shall operate as a waiver of such right or of any other right hereunder. By accepting payment of any sum payable hereunder after its due date, the Holder shall not waive their rights either to require prompt payment when due of all other sums payable hereunder or to declare an Event of Default hereunder for failure to make prompt payment of such other sums.

8. The Maker hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and non-payment of this Note, and any other notice of any other kind (other than such notice as is expressly required by applicable law and with respect to which waiver is prohibited under the terms of this Note) and expressly agrees that, without in any way affecting liability for timely payment of amounts due hereunder, the Holder may extend the Maturity Date or the time for payment of any installment due hereunder.

9. Any Interest computation under this Note (or under any other instrument executed in connection with or as security for the payment hereof) shall be at not more than the current maximum legal rate permitted by state law and in the event it should be held that Interest payable under this Note (or under any other instrument executed in connection with or as security for the payment hereof) is in excess of the current maximum permitted by law, the Interest chargeable hereunder (or under any other instrument executed in connection with or as security for the payment hereof) shall be reduced to the current maximum amount permitted by state law. If the Holder shall collect Interest which is in excess of the current maximum amount permitted by law, all such sums deemed to constitute Interest in excess of the current maximum amount permitted by state law shall, at the option of the Holder, be refunded to Maker or credited to the payment of the Principal of this Note.

Endexx and Hyla Self financing Note.3	2

10. This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the Courts of the State of Nevada located in the City of Las Vegas, County of Clark, and the U.S. District Court for the District of Nevada. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. To the maximum amount permitted, each of the Company and the Holder waives trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action, or proceeding in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

11. If any provision of this Note or any application of such provision shall be declared by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other application of such provision or any other provisions hereof which shall, to the fullest extent possible, remain in full force and effect.

12. Any notice or demand required or permitted to be made or given hereunder shall be deemed sufficiently made and given by personal service or by the mailing of such notice or demand by certified or registered mail, return receipt requested, addressed, if to Maker, at Maker’s address first above written and, if to the Holder, to the address for Payments hereunder first written above. Any party may change its address by like notice to the other parties.

[Signature on following page]

Endexx and Hyla Self financing Note.3	3

IN WITNESS WHEREOF, Maker has duly executed this Self-financing Promissory Note as of the Issue Date.

ENDEXX CORPORATION

By:
Todd Davis, CEO

Endexx and Hyla Self financing Note.3	4